UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MAIA Biotechnology, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

MAIA Biotechnology, Inc.

Amendment and Supplement to the Proxy Statement

For the Annual Meeting of Stockholders

To be Held on May 21, 2026

EXPLANATORY NOTE

On April 7, 2026, MAIA Biotechnology, Inc. (“MAIA” or the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) for its annual meeting of shareholders to be held on May 21, 2026 (the “Annual Meeting”).

The Company is amending and supplementing the Proxy Statement with the information provided in this amendment and supplement to the Proxy Statement (the “Amendment and Supplement”) to include information related to “Securities Authorized for Issuance Under Equity Compensation Plans” which was inadvertently omitted from the Proxy Statement.

Any proxies submitted by stockholders before the date of this Amendment and Supplement will be voted as instructed on those proxies, unless a stockholder changes his or her vote by submitting a later dated proxy. Stockholders should follow the instructions described in the Proxy Statement regarding how to submit proxies or vote at the Annual Meeting.

THIS AMENDMENT AND SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Section references in the below disclosures are to sections in the Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Proxy Statement. To the extent the following information differs from or conflicts with the information contained in the Proxy Statement, the information set forth below shall be deemed to supersede the respective information in the Proxy Statement.

Amendments and Supplemental Disclosure

Proxy Statement

The table below entitled “Securities Authorized for Issuance Under Equity Compensation Plans” is inserted into the Proxy Statement immediately following the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”: as follows:

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holder	25,964.601	$2.05	431,153
Equity compensation plans not approved by security holder	-	-	-
Total	25,964,601	$2.05	431,153

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